Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

General

MassRoots, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) – our common stock, which is listed on the Tier of the OTC Markets under the symbol “MSRT.” References herein to “we,” “us,” “our” and the “Company” refer to MassRoots, Inc. and not to any of its subsidiaries.

The following description of our common stock and certain provisions of our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Bylaws (“Bylaws”) are summaries and are qualified in their entirety by reference to the full text of our Certificate of Incorporation and Bylaws, each of which have been publicly filed with the Securities and Exchange Commission (the “SEC”). We encourage you to read our Certificate of Incorporation and Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Common Stock

We are authorized to issue up to a total of 500,000,000 shares of common stock, par value $0.001 per share. Each share of our common stock is entitled to one vote on all matters submitted to a vote of the stockholders.

Voting rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. A plurality of the votes cast is required for stockholders to elect directors. All other matters put to a stockholder vote generally require the approval of a majority of the votes cast by the shares represented at a meeting of the stockholders, except as otherwise provided by our certificate or bylaws or required by law. Our stockholders are not permitted to cumulative voting.

Dividends. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors (“Board”) out of legally available funds.

Liquidation. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities, subject to rights, if any, of the holders of any of our other securities.

Preemptive, subscription, and conversion rights. The holders of our common stock have no preemptive, subscription, redemption, or conversion rights.

Listing. Our common stock is quoted on the OTC Pink Tier of the OTC Markets under the symbol “MSRT.”

Transfer Agent. Our transfer agent is Pacific Stock Transfer Company, located at 173 Keith Street, Suite 3, Warrenton, Virginia 20186.

Our common stock is subject and subordinate to any rights and preferences granted under our certificate and any rights and preferences which may be granted to any series of preferred stock by our board pursuant to the authority conferred upon our Board under our Certificate of Incorporation.

Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws and the DGCL

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock, subject to certain exceptions. The statute could have the effect of delaying, deferring or preventing a change in control of our company.

Board’s Vacancies

Our Bylaws authorize our Board to fill vacant directorships. In addition, the number of directors constituting our Board may be set only by resolution of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice of their intent in writing. To be timely, such stockholder’s written notice must be delivered to or mailed and received by our Secretary not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date on which we held our annual meeting of stockholders in the immediately preceding year. However, in the case of an annual meeting of stockholders that is called for a date that is not within 30 calendar days before or after the first anniversary date of the annual meeting of stockholders in the immediately preceding year, any such written proposal of nomination must be received by the Board not less than 10 calendar days after the date we mail notice to our stockholders of the date that the annual meeting of stockholders will be held or we issue a press release or otherwise publicly disseminated notice that an annual meeting of stockholders will be held and the date of the meeting.  These provisions may preclude our stockholders from bringing matters before our meeting of stockholders or from making nominations for directors at our meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public and private offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.